UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934, as amended

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☐	Soliciting Material Pursuant to §240.14a-12

FAIRPOINT COMMUNICATIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FairPoint Communications, Inc. 521 East Morehead Street, Suite 250 Charlotte, NC 28202
(704) 344-8150
March 27, 2006

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of FairPoint Communications, Inc. to be held at 10:00 a.m., EDT, on Monday, April 24, 2006, at the Morehead Inn, 1122 E. Morehead Street, Charlotte, NC 28204. The formal notice of annual meeting appears on the next page.

In addition to the formal items of business to be brought before the meeting, I will be pleased to report on the affairs of the Company.

We look forward to greeting personally those stockholders who are able to be present at the meeting. However, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to complete, sign, date and return the enclosed proxy card promptly in the envelope provided.

Very truly yours,

Eugene B. Johnson Chairman of the Board of Directors and Chief Executive Officer

FAIRPOINT COMMUNICATIONS, INC.
521 East Morehead Street, Suite 250
Charlotte, North Carolina  28202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on April 24, 2006

TO THE STOCKHOLDERS:

You are cordially invited to attend the annual meeting of stockholders of FairPoint Communications, Inc., a Delaware corporation, which will be held at the Morehead Inn, 1122 East Morehead Street, Charlotte, NC 28204, on Monday, April 24, 2006, at 10:00 a.m., EDT, for the following purposes:

1.      To elect two directors to the board of directors to serve as class I directors whose term will expire in 2009;

2.      To ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2006; and

3.      To transact any other business properly brought before the meeting or any adjournment or postponement of the meeting.

You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on March 20, 2006, the record date for the annual meeting.

Whether or not you plan to attend, please complete, sign, date and return the accompanying proxy promptly, so that your shares may be represented and voted at the annual meeting. A return envelope is enclosed for your convenience.

By Order of the Board of Directors,

Shirley J. Linn Executive Vice President, General Counsel and Secretary
March 27, 2006

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TABLE OF CONTENTS
(Continued)

2000 EMPLOYEE STOCK INCENTIVE PLAN	20
2005 STOCK INCENTIVE PLAN	20
ANNUAL INCENTIVE PLAN	21
OPTION/SAR GRANTS IN LAST FISCAL YEAR	21
EMPLOYMENT AGREEMENTS	22
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	24
FINANCIAL ADVISORY AGREEMENTS	24
LEGAL SERVICES	25
NOMINATING AGREEMENT AND REGISTRATION RIGHTS AGREEMENT	25
FOUNDER COMPENSATION ARRANGEMENTS	25
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	26
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	27
PERFORMANCE GRAPH	31
PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS	32
VOTE REQUIRED; RECOMMENDATION	32
PRINCIPAL ACCOUNTING FEE INFORMATION	32
STOCKHOLDER PROPOSALS FOR INCLUSION IN NEXT YEAR’S PROXY STATEMENT	34
ANNUAL REPORT	34
OTHER BUSINESS	34
APPENDIX A: CHARTER OF THE AUDIT COMMITTEE	A-1

ii

FAIRPOINT COMMUNICATIONS, INC.
521 East Morehead Street, Suite 250
Charlotte, North Carolina  28202

PROXY STATEMENT

Annual Meeting of Stockholders
to be held on April 24, 2006

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement is furnished in connection with the solicitation by the board of directors of FairPoint Communications, Inc. of proxies to be voted at the annual meeting of stockholders on April 24, 2006. This proxy statement, the accompanying proxy card and the annual report to stockholders are being mailed to stockholders on or about March 28, 2006.

The principal executive offices of FairPoint Communications, Inc., a Delaware corporation, are located at 521 East Morehead Street, Suite 250, Charlotte, North Carolina 28202, and our telephone number is (704) 344-8150.

The term “FairPoint” or the “Company” (as well as the words “we,” “us” and “our”) refers to FairPoint Communications, Inc. and its subsidiaries. References to “you” or “your” refer to our stockholders.

In this section of the proxy statement, we answer some common questions regarding the annual stockholders meeting and the voting of shares of common stock at the meeting.

Where and when will the annual meeting be held?

The date, time and place of the meeting are:  April 24, 2006 at 10:00 a.m., EDT, at the Morehead Inn, 1122 East Morehead Street, Charlotte, NC 28204.

Why did you send me this proxy statement?

This proxy statement was prepared under the direction of our board of directors to solicit your proxy for voting at our annual meeting. We sent you this proxy statement and the enclosed proxy card because our board of directors is asking for your proxy to vote your shares at the annual meeting. We have summarized information in this proxy statement that you should consider in deciding how to vote at the meeting. But you do not have to attend in order to vote your shares. Instead, you may simply complete, sign, and return the enclosed proxy card.

What can I vote on at the meeting?

There are two matters scheduled to be voted on at the meeting:

(1)          The election of two class I directors to our board to hold office until the annual meeting of stockholders in 2009 and until their successors are elected and qualified; and

(2)          Ratification of the appointment of KPMG LLP as our independent auditors for 2006.

How does the board of directors recommend that I vote?

The board of directors recommends that you vote your shares “FOR” each of the nominees to the board of directors and “FOR” the ratification of KPMG LLP as our independent auditors for 2006.

Who can vote?

You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on March 20, 2006, the record date determining the stockholders who are entitled to vote at the annual meeting. As of the close of business on March 20, 2006, there were a total of  35,065,019 shares of our common stock outstanding and entitled to vote at the annual meeting. You get one vote for each share of common stock that you own. Holders of shares of common stock do not have cumulative voting rights. The enclosed proxy card shows the number of shares you can vote.

How are votes counted?

We will hold the annual meeting if stockholders representing the required quorum of shares of common stock entitled to vote either sign and return their proxy cards or attend the meeting. One third of the shares of common stock entitled to vote at the meeting present in person or by proxy will constitute a quorum. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote as indicated on the proxy card.

If you abstain or withhold votes, your abstention or withheld vote will not be counted as votes cast and will have no effect on the result of the vote on the election of directors and the ratification of the appointment of KPMG LLP as our independent auditors.

What is the required vote for approval?

The election of each of our nominees for director requires a plurality of the votes cast at the annual meeting and the ratification of the appointment of KPMG LLP as our independent auditors requires a majority of the votes cast at the annual meeting on such matter.

How do I vote?

Stockholders of record may vote in person by attending the annual meeting or by completing and returning the proxy by mail. Your vote is very important, so whether you plan to attend the annual meeting or not, we encourage you to vote by proxy as soon as possible.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card to vote on the matters to be considered at the annual meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. The individuals named and designated as proxies in the proxy card will vote your shares as you instruct.  If you do not mark a selection, your proxy will be voted as recommended by the board of directors.

You have the following choices in completing your proxy:

•       You may vote on each proposal, in which case your shares will be voted in accordance with your choices.

•       In voting on directors, you can either vote FOR all directors or withhold your vote on all or certain directors specified by you.

•       You may abstain on the proposal to ratify the appointment of KPMG LLP as our independent auditors, in which case no vote will be recorded.

•       You may return a signed proxy card without indicating your vote on any matter, in which case the designated proxies will vote to elect both nominees as directors and ratify the appointment of KPMG LLP as our independent auditors.

What if other matters come up at the annual meeting?

The only matters we now know of that will be voted on at the annual meeting include the proposals we have described in this proxy statement: the election of directors and the proposal to ratify the appointment of KPMG LLP as our independent auditors for 2006. If other matters are properly presented at the meeting, the designated proxies will vote your shares in their discretion.

Can I change my vote after I return my proxy card?

Yes. At any time before the vote on a proposal, you can change your vote either by giving us a written notice revoking your proxy card or by signing, dating, and returning to us a new proxy card or by attending the annual meeting and voting your shares in person. We will honor the proxy card with the latest date.

Proxy revocation notices or new proxy cards should be sent to FairPoint Communications, Inc. c/o The Bank of New York, P.O. Box 11152, New York, New York 10203-0152.

Can I vote in person at the annual meeting rather than by completing the proxy card?

Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person even if you have submitted a proxy card.

Will my shares be voted if I do not provide my proxy?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York Stock Exchange rules to cast votes on certain “routine” matters if they do not receive instructions from their customers. The election of directors and the proposal to ratify the appointment of KPMG LLP as our independent auditors are considered routine matters for which brokerage firms may vote unvoted shares.

What do I do if my shares are held in “street name”?

If your shares are held in the name of your broker, a bank, or other nominee, that party will give you instructions for voting your shares.

What do I do if I receive duplicate proxy statements and cards?

You may receive more than one proxy statement, proxy card or annual report. This duplication will occur if you have shares registered in different names or your shares are in more than one type of account maintained by The Bank of New York, our transfer agent. To have all your shares voted, please sign, date and return all proxy cards.

Who will count the votes?

Susan L. Sowell, the Company’s Vice President and Assistant General Counsel, will count the votes and will serve as the inspector of election.

Who will conduct this proxy solicitation and who pays for this proxy solicitation?

We have retained Morrow & Co., Inc. to assist in the solicitation of proxies. Morrow & Co., Inc. may solicit proxies by telephone, facsimile, other forms of electronic transmission and by mail. It is anticipated that the fee for those services will not exceed $6,000   plus reimbursement for customary out-of-pocket expenses. We will pay such fees and expenses. In addition, proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, facsimile, electronic transmission and by mail. None of these persons will receive any extra compensation for doing this.

In addition, we will request that brokerage houses, banks and other custodians or nominees holding shares in their names for others forward proxy materials to their customers or principals who are the beneficial owners of shares and we will reimburse them for their expenses in doing so.

PROPOSAL 1:
ELECTION OF DIRECTORS

Our board of directors currently consists of seven directors. Our directors are divided into three classes having staggered three-year terms, so that the term of one class expires at each annual meeting of stockholders. Two nominees will be proposed for election as class I directors at the annual meeting to hold office until the annual meeting in 2009 and until their successors are duly elected and qualified.

It is intended that the persons named in the accompanying proxy will vote to elect the two nominees listed below unless authority to vote is withheld. Each nominee will serve until the annual meeting of stockholders at which his or her term expires or until an earlier resignation or retirement or until a successor is elected and qualifies to serve.

We expect that each of the nominees will be available for election. However, if a vacancy in the slate of nominees is caused by death or other unexpected occurrence, it is intended that shares represented by the accompanying proxy will be voted for the election of a substitute nominee selected by the persons named in the proxy.

Nominees for Election as Directors

Two directors, Eugene B. Johnson and Patricia Garrison-Corbin, currently serve as Class I directors whose terms expire at the annual meeting. Mr. Johnson and Ms. Corbin have been nominated by our board of directors to stand for re-election at the annual meeting for a three-year term expiring in 2009.

The table below sets forth the names, ages as of March 15, 2006, and existing positions with us held by each nominee:

Name	Age	Office or Position Held
Eugene B. Johnson	58	Chairman of the Board of Directors and Chief Executive Officer
Patricia Garrison-Corbin	58	Director, member of the compensation committee of our board of directors and chair of the corporate governance committee of our board of directors

Vote Required; Recommendation

Directors will be elected by a plurality of the votes cast so long as a quorum is present at the annual meeting. Unless otherwise indicated on the proxy, properly executed proxies will be voted to elect the nominees for director. The board of directors recommends that stockholders vote “FOR” all of the nominees for election as directors.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

Our board of directors currently consists of seven directors. Three of our directors, Eugene B. Johnson, Frank K. Bynum, Jr. and Kent R. Weldon, served on our board of directors prior to our initial public offering in February 2005. Three of our directors, Patricia Garrison-Corbin, David L. Hauser and Claude C. Lilly, were appointed as directors in connection with our initial public offering. Robert S. Lilien was appointed as a director by our board of directors in December of 2005 to fill the vacancy which existed on our board of directors since our initial public offering. Our directors are divided into three classes having staggered three-year terms, so that the term of one class expires at each annual meeting of stockholders. The classes are currently comprised as follows:

•       Class I directors. Eugene B. Johnson and Patricia Garrison-Corbin are Class I directors whose terms are expiring;

•       Class II directors. Frank K. Bynum, Jr. and David L. Hauser are Class II directors whose terms will expire at the annual meeting of stockholders held in 2007; and

•       Class III directors. Kent R. Weldon, Claude C. Lilly and Robert S. Lilien are Class III directors whose terms will expire at the annual meeting of stockholders held in 2008.

Director Independence

The Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. Our board of directors has determined that, other than Eugene B. Johnson and Frank K. Bynum, Jr., all of our directors are independent under the criteria for independence set forth in the listing standards of the New York Stock Exchange, and therefore, upon the election of all nominees, we will meet the New York Stock Exchange requirement for a majority of independent directors serving on the board of directors.

Directors

The following sets forth selected biographical information for our directors.

Nominees for Class I Directors with Terms Expiring in 2009.

Eugene B. Johnson—Mr. Johnson, age 58, has served as our Chairman since January 1, 2003 and as our Chief Executive Officer since January 1, 2002. Prior to his current responsibilities, Mr. Johnson was our Chief Development Officer from May 1993 to December 2002 and Vice Chairman from August 1998 to December 2002. Mr. Johnson is a founder and has been a director of our Company since 1991. From 1997 to 2002, Mr. Johnson served as a director of the Organization for the Promotion and Advancement of Small Telecommunications Companies, the primary industry organization for small independent telephone companies. From 1987 to 1993, Mr. Johnson served as President and principal stockholder of JC&A, Inc., an investment banking and brokerage firm providing services to the cable television, telephone and related industries. From 1985 to 1987, Mr. Johnson served as a director of the mergers and acquisitions department of Cable Investments, Inc., an investment banking firm. Mr. Johnson currently is chairman of the Organization for the Promotion and Advancement of Small Telecommunication Companies’ Separations and Access committee.  Mr. Johnson is also on the board of trustees of the University of North Carolina at Charlotte and is on the board of directors of the Foundation of the University of North Carolina at Charlotte, Inc.

Patricia Garrison-Corbin—Ms. Corbin, age 58, has served as a Director of the Company since February 2005. Ms. Corbin has served as President of P.G. Corbin & Company, Inc., Financial Advisory Services, Municipal Finance, since 1986. Ms. Corbin has also served as President and Chief Information Officer of P.G. Corbin Asset Management, Inc., Fixed Income Investment Management, since 1987.

Ms. Corbin has served as Chairperson of the board of directors and Chief Executive Officer of Delancey Capital Group, LP, Equity Management, since 1996, and Chairman of the board of directors  of P.G. Corbin Group, Inc., Investment and Financial Advisory Services, since 1996. Ms. Corbin has also served as a director for the Erie Insurance Company since 1999.

Continuing Class II Directors with Terms Expiring in 2007.

Frank K. Bynum, Jr.—Mr. Bynum, age 43, has served as a director of our company since July 1997. He is also a Managing Director of Kelso & Company. Mr. Bynum joined Kelso & Company in 1987 and has held positions of increasing responsibility at Kelso & Company prior to becoming a Managing Director. Mr. Bynum is a director of CDT Holdings PLC, Custom Buildings Products, Inc., Endurance Business Media, Inc. and eMarkets, Inc. He is also a Trustee of Prep for Prep and a member of the Board of Trustees of the College Foundation of the University of Virginia. Mr. Bynum was initially designated to the board of directors by Kelso & Company pursuant to Kelso & Company’s designation rights under our stockholders agreement which was terminated in connection with our initial public offering. Kelso & Company currently has certain rights with respect to the nomination of directors. See “Certain Relationships and Related Party Transactions—Nominating Agreement and Registration Rights Agreement.”

David L. Hauser—Mr. Hauser, age 54, was appointed as a director of our company in February 2005. He is currently the CFO and Group Vice President of Duke Energy Corporation, where he has been employed for 30 years. Mr. Hauser is a certified public accountant and a certified purchasing manager. Mr. Hauser is on the board of directors of Charlotte’s Blumenthal Center for the Performing Arts and is the chair of the UNCC Business School Advisory Board. He is also a board member of the North Carolina Zoological Society and is a member of the North Carolina Association of Certified Public Accountants, American Institute of Certified Public Accountants and Financial Executives Institute.

Continuing Class III Directors with Terms Expiring in 2008.

Kent R. Weldon—Mr. Weldon, age 38, has served as a director of our company since January 2000. He is currently a Managing Director of Thomas H. Lee Partners, L.P. Mr. Weldon worked at Thomas H. Lee Partners, L.P. from 1991 to 1993 and rejoined it in 1995. Prior to 1991, Mr. Weldon worked at Morgan Stanley & Co. Incorporated in the Corporate Finance Department. Mr. Weldon is a director of Michael Foods, Inc., Nortek, Inc. and THL-PMPL Holding Corp. Mr. Weldon was initially designated to the board of directors by Thomas H. Lee Equity Fund in connection with Thomas H. Lee Equity Fund’s designation rights under our stockholders agreement which was terminated in connection with our initial public offering. Thomas H. Lee Equity Fund currently has certain rights with respect to the nomination of directors. See “Certain Relationships and Related Party Transactions—Nominating Agreement and Registration Rights Agreement.”

Claude C. Lilly—Dr. Lilly, age 59, was appointed as a director of our company in February 2005. Dr. Lilly is currently dean and James J. Harris Chair of Risk Management and Insurance in The Belk College of Business Administration at The University of North Carolina at Charlotte, where he has been employed for over eight years. Dr. Lilly has served as Assistant Deputy Insurance Commissioner for the State of Georgia and as a director of several corporations. Mr. Lilly currently serves as a director of Erie Insurance Company, Erie Family Life Company and TIAA-CREF Trust Company FSB. He holds the Chartered Property Casualty Underwriters and Chartered Life Underwriter designations and is a member of numerous professional associations.

Robert S. Lilien—Mr. Lilien, age 58, was appointed as a director of our company in December 2005. Mr. Lilien is currently a partner in the law firm of Robinson, Bradshaw & Hinson, located in Charlotte, North Carolina, where he has worked since April 2002, and is also the managing member of Trilogy

Capital Partners, LLC, a captive private equity fund with equity provided by a single family group, where he has also worked since April 2002. From 1993 to 2002, he held various positions at Duke Energy Corporation, including Senior Vice President-Duke Ventures of Duke Energy Corporation, Chairman and Chief Executive Officer of Crescent Resources, LLC, Chairman of DukeNet Communications, Inc. and Chairman of Duke Capital Partners, LLC. Mr. Lilien is also on the board of directors of the Lynwood Foundation.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a compensation committee and a corporate governance committee.

Audit Committee

Our audit committee, consisting of Claude C. Lilly, David L. Hauser and Robert S. Lilien, met eleven times during fiscal 2005. Claude C. Lilly is the chair of our  audit committee. All audit committee members meet the independence criteria set forth in the listing standards of the New York Stock Exchange and the applicable provisions of the Securities Exchange Act of 1934. Mr. Hauser is qualified as an audit committee financial expert within the meaning of item 401(h) of Regulation S-K under the Securities Exchange Act of 1934 and our board of directors has determined that he has the accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. The Securities and Exchange Commission has determined that the audit committee financial expert designation does not impose on the person with that designation any duties, obligations or liability that are greater than the duties, obligations or liability imposed on such person as a member of the audit committee of the board of directors in the absence of such designation.

Among other functions, the principal duties and responsibilities of our audit committee are to appoint our independent auditors, oversee the quality and integrity of our financial reporting and the audit of our financial statements by our independent auditors and, in fulfilling its obligations, our audit committee reviews with our management and independent auditors the scope and results of the annual audit, our auditors’ independence and our accounting policies.

The audit committee is required to report regularly to our board of directors to discuss any issues that arise with respect to the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, the performance and independence of our independent auditors, or the performance of the internal audit function.

A copy of our audit committee charter can be found as Annex A hereto and is also available on our website at www.fairpoint.com under the “Investor Relations” caption.

Compensation Committee

Our compensation committee, consisting of David L. Hauser, Patricia Garrison-Corbin and Kent R. Weldon, met five times during fiscal 2005. David L. Hauser is the chair of our compensation committee. All compensation committee members meet the independence criteria set forth in the listing standards of the New York Stock Exchange. Among other functions, our compensation committee oversees the compensation of our chief executive officer and other executive officers, including plans and programs relating to cash compensation, incentive compensation, equity-based awards and other benefits and perquisites and administers any such plans or programs as required by the terms thereof.

A copy of our compensation committee charter can be found on our website at www.fairpoint.com under the “Investor Relations” caption.

Compensation Committee Interlocks and Insider Participation

During 2005, decisions on various elements of executive compensation were made by our compensation committee. No officer, employee or former officer of the Company served as a member of our compensation committee during 2005. No committee member had any interlocking relationships requiring disclosure under applicable rules and regulations.

For a description of certain relationships and transactions with members of our board of directors or their affiliates, see “Certain Relationships and Related Party Transactions.”

Corporate Governance Committee

Our corporate governance committee, consisting of Patricia Garrison-Corbin, Claude C. Lilly and Robert S. Lilien,  met five times during fiscal 2005. Patricia Garrison-Corbin is the chair of our corporate governance committee. All of the members of our corporate governance committee meet the independence criteria set forth in the listing standards of the New York Stock Exchange. Among other functions, the principal duties and responsibilities of our corporate governance committee are to identify qualified individuals to become board members, recommend to our board of directors individuals to be designated as nominees for election as directors at the annual meetings of shareholders, and develop and recommend to our board of directors our corporate governance guidelines.

A copy of our corporate governance committee charter can be found on our website at www.fairpoint.com under the “Investor Relations” caption.

Compensation of Directors

For fiscal 2005, our non-employee directors received an annual fee of $45,000 for serving as a director. In addition, an annual fee of $5,000 was paid for serving as the chair of our compensation committee or corporate governance committee and an annual fee of $10,000 was paid for serving as the chair of our audit committee. An annual fee of $2,500 was paid to the members of the compensation committee and corporate governance committee who were not serving as chair of our compensation committee and corporate governance committee and $5,000 for members of the audit committee who were not serving as chair of our audit committee. In addition, in March of 2006, our board of directors appointed Mr. Lilly as the board’s lead director. In connection therewith, Mr. Lilly will receive an additional annual fee of $5,000 per year.

Our non-employee directors also receive an annual award of approximately $30,000 in the form of restricted stock or restricted units, at the recipient’s option, which are issued under our 2005 Stock Incentive Plan. These awards vest in four quarterly installments from the grant date, and the holders thereof are entitled to receive dividends on such awards from the date of grant, whether or not vested. Dividends paid with respect to restricted units are paid in the form of additional restricted units which vest on the same schedule as the underlying restricted units.

Our employee directors do not receive any compensation for serving on our board of directors.

Attendance of Directors

During 2005, the board of directors held 5 meetings. Each director, other than Mr. Weldon, attended at least 75% of the aggregate of the total number of meetings held by the board of directors and the total number of meetings held by all committees of the board of directors on which he or she served, which meetings were held when he or she was a director.

Corporate Governance

Code of Business Conduct and Ethics. We have adopted a code of business conduct and ethics that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. This code of business conduct and ethics is designed to comply with the Securities and Exchange Commission regulations and New York Stock Exchange listing standards related to codes of conduct and ethics and is posted on our corporate website at www.fairpoint.com under the “Investor Relations” caption. A copy of our code of business conduct and ethics is available free of charge upon request directed to our secretary at: Secretary, FairPoint Communications, Inc., 521 East Morehead Street, Suite 250, Charlotte, North Carolina 28202.

Code of Ethics for Financial Professionals. We have also adopted a code of ethics for financial professionals as required by the Securities and Exchange Commission under Section 406 of the Sarbanes-Oxley Act. This sets forth written standards that are designed to deter wrongdoing and to promote honest and ethical conduct by our senior financial officers, including our Chief Executive Officer, and is a supplement to our Code of Business Conduct and Ethics. In addition to applying to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Treasurer and regional controllers, this code applies to all of the other persons employed by us who have significant responsibility for preparing or overseeing the preparation of our financial statements and the other financial data included in our periodic reports to the Securities and Exchange Commission and in other public communications made by us that are designated from time to time by the Chief Financial Officer as senior financial professionals. Our code of ethics for financial professionals is posted on our corporate website at www.fairpoint.com under the “Investor Relations” caption.

Corporate Governance Guidelines:  We have also adopted corporate governance guidelines to advance the functioning of our board of directors and its committees and to set forth our board of directors’ expectations as to how it should perform its functions. Our corporate governance guidelines are posted on our corporate website at www.fairpoint.com under the “Investor Relations” caption.

Policies Relating to our Board of Directors

Nomination and Selection of Directors

Our corporate governance committee identifies and evaluates potential director candidates in a variety of ways. Recommendations may come from current members of our board of directors, professional search firms, members of management, stockholders or other persons. In assessing the qualifications of potential nominees, the corporate governance committee may rely on personal interviews or discussions with the candidate and others familiar with the candidate’s professional background, on third-party background and reference checks and on such other due diligence information as reasonably available. The corporate governance committee must be satisfied that the candidate possesses the highest professional and personal ethics and values and has broad experience at the policy-making level in business, government, education or public interest before the corporate governance committee would recommend a candidate as a nominee to our board of directors.

In connection with our initial public offering, we entered into a nominating agreement with Thomas H. Lee Equity Fund IV, L.P., or THL Equity Fund, Kelso Investment Associates V, L.P., or Kelso Investment Associates, and Kelso Equity Partners V, L.P., or Kelso Equity Partners, pursuant to which we, acting through our corporate governance committee, agreed, subject to the requirements of our directors’ fiduciary duties, that so long as those entities hold a certain amount of shares of our common stock, that THL Equity Fund will be entitled to designate one Class III director to be nominated for election to our board of directors and Kelso Investment Associates and Kelso Equity Partners will be entitled to designate one Class II director to be nominated for election to our board of directors. For a description of the nominating agreement, see “Certain Relationships and Related Party Transactions.”

Communications with Board of Directors

Our board of directors has adopted policies with respect to the consideration of candidates recommended by stockholders for election as well as for director and stockholder communications with the board of directors.

Stockholders may recommend nominees for consideration by the corporate governance committee by submitting the names and the following supporting information to our secretary at: Secretary, Stockholder Nominations, FairPoint Communications, Inc., 521 East Morehead Street, Suite 250, Charlotte, NC 28202. The submissions should include a current resume and curriculum vitae of the candidate and a statement describing the candidate’s qualifications and contact information for personal and professional references. The submission should also include the name and address of the stockholder who is submitting the nominee, the number of shares which are owned of record or beneficially by the submitting stockholder and a description of all arrangements or understanding between the submitting stockholder and the candidate.

Stockholders and other interested parties may communicate directly with our board of directors or the non-management directors. All communications should be in writing and should be directed to our secretary at: Secretary, Stockholder Communications, FairPoint Communications, Inc., 521 East Morehead Street, Suite 250, Charlotte, NC 28202. The sender should indicate in the address whether it is intended for the entire board of directors, the non-management directors as a group or an individual director. Each communication intended for the board of directors or non-management directors received by the secretary will be forwarded to the intended recipients in accordance with the existing instructions.

The full text of the shareholder nominations and communications policy is available on our corporate website at www.fairpoint.com under the caption “Investor Relations”.

Private Sessions

The non-employee directors regularly meet in private session without the Chairman and Chief Executive Officer. Claude C. Lilly, our lead director, presides at these private sessions.

Director Attendance at Annual Meeting of Shareholders

We do not have a formal policy regarding attendance by directors at our annual meeting of stockholders but invite and encourage all directors to attend.

AUDIT COMMITTEE REPORT*

The audit committee of the board of directors currently has three members, Claude C. Lilly, David L. Hauser and Robert S. Lilien. As of the date of this proxy statement, each audit committee member meets the independence criteria and has the qualifications set forth in the listing standards of the New York Stock Exchange and the applicable provisions of the Securities Exchange Act of 1934. The audit committee, among other things, oversees the Company’s financial reporting process and system of internal controls on behalf of the board of directors, as well as overseeing the qualifications, independence and performance of our external and internal auditors. The audit committee also has the sole authority and responsibility to select, evaluate and, as appropriate, replace our independent auditors. The audit committee’s aggregate responsibilities are described in a written charter that was adopted by the board of directors. The charter of the audit committee is available as Annex A hereto and is also available on the Company’s website at www.fairpoint.com.

The audit committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2005 with the Company’s management. The audit committee has discussed with KPMG LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The audit committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with KPMG LLP the independence of KPMG LLP. The audit committee also reviewed, among other things, the audit and permissible non-audit services performed by, and the amount of fees paid for such services to, KPMG LLP, as well as the compatibility of any such non-audit services with regard to KPMG LLP’s independence. The audit committee meetings include, whenever appropriate, executive sessions with our independent auditors without the presence of our management.

Management has the primary responsibility for the financial statements and reporting process, including the systems of internal controls and disclosure controls. In undertaking its oversight function, the audit committee relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on our financial statements. The audit committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance or professional opinion as to the sufficiency of the external or internal audits, whether the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or on the effectiveness of the system of internal control.

*                    The material in this report is not “soliciting material,” is not deemed filed with the Securities and Exchange Commission, and is not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Based on the audit committee’s review, discussions with management and discussions with the independent auditors, all as described above, the audit committee recommended to the board of directors, and the board of directors approved, the inclusion of the Company’s audited financial statements for the year ended December 31, 2005 in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission. The audit committee also has approved, subject to our stockholders’ approval, the reappointment of KPMG LLP as independent auditors to audit the financial statements of the Company for the 2006 fiscal year.

Submitted by the Audit Committee of the board of directors:
Claude C. Lilly, Chairman
David L. Hauser
Robert S. Lilien

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION*

The compensation committee oversees the compensation programs of the Company, including determining the compensation of the Company’s chief executive officer and the Company’s other executive officers. The charter of the compensation committee is available on the Company’s website at www.fairpoint.com.

Executive Compensation Policies and Program

The compensation committee’s principal objective in designing compensation policies is to develop and administer a comprehensive program to attract, motivate and retain outstanding managers who are likely to enhance the profitability of the Company and create value for its stockholders. Within this overall compensation philosophy, the compensation committee’s specific objectives are to:

•       recognize and reward sustained superior performance by individual officers and key employees,

•       pay for performance on both an individual and corporate level,

•       align stockholder and executive interests by placing a significant portion of executive compensation “at risk”,

•       tie executive compensation to the achievement of certain short-term and long-term performance objectives of the Company, and

•       offer a total compensation program that takes into account the compensation practices of comparable companies.

The compensation committee believes that this program performs a vital role in keeping our executives focused on the Company’s goal of enhancing stockholder value. The compensation package for our executive officers includes three components: an annual base salary, annual bonus compensation and non-cash incentive compensation.

Our compensation committee annually evaluates the performance of our Chief Executive Officer and reports the results of its evaluation to our board of directors. The compensation committee similarly determines the compensation of the Company’s other executive officers, after discussions with Mr. Johnson, taking into account such executives’ annual goals and performance.

Base Salary for Fiscal 2005

The compensation committee determines the level of base salary for our Chief Executive Officer and the other executive officers based on competitive salaries derived from independent studies and surveys completed by consultants, publicly available information with respect to other telecommunications companies and reports by compensation analysts with respect to other telecommunications companies in the Company’s metro area. The compensation committee strives to compensate executive officers with salaries commensurate with prevailing compensation practices in the communications industry. In addition, with respect to each executive officer, including the Chief Executive Officer, the compensation committee considers the individual’s performance, including that individual’s total level of experience in the telecommunications industry, his or her record of performance and contribution to our success relative to his or her job responsibilities and his or her overall service to the Company. The salaries of executive officers vary according to the levels of responsibility undertaken by the executive officer.

* The material in this report is not “soliciting material,” is not deemed filed with the Securities and Exchange Commission, and is not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The compensation committee established its 2006 target bonuses and related performance goals for the Company’s chief executive officer and certain of the Company’s other executive officers which are disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2005.

Performance-Based Compensation for Fiscal 2005

Annual Incentive Awards.   An annual incentive award may be paid each year based on goals established and approved by the compensation committee. For 2005, the annual incentive award was based on a combination of corporate and individual goals. These were based on corporate, financial and operational objectives including, but not limited to: the Company achieving a specified EBITDA target, the Company not exceeding a specified total debt to EBITDA ratio, the Company achieving certain free cash flow and revenue targets, the Company generating sufficient Cash Available for Dividends, the Company accomplishing certain budgetary, operational and regulatory goals and providing company and industry leadership. Annual incentive award payouts generally consist of cash. In addition, from time to time, the Company grants awards of restricted stock.

Other.   In addition to the above forms of compensation, the Company also provides group term life insurance and short-term and long-term disability insurance for all employees. Certain of our executive officers also receive payment of supplemental life and disability insurance, use of a company vehicle and, in one instance, payment of country club dues.

Compensation of Chief Executive Officer for Fiscal 2005

Mr. Johnson received a $350,000 annual salary during fiscal 2005 as set forth in his employment agreement which was approved by our board of directors in 2002. In addition, Mr. Johnson received a cash bonus of $175,000 based on the compensation committee’s review of the 2005 goals established for Mr. Johnson prior to our initial public offering and the Company’s actual performance in 2005. For 2005, Mr. Johnson’s target bonus was 100% of his base salary. For 2005 Mr. Johnson’s bonus was based on certain operating goals such as: the Company achieving a specified dividend payout ratio, the Company achieving a specified EBITDA target, the Company not exceeding a specified total debt to EBITDA ratio and the Company generating sufficient Cash Available for Dividends to maintain its dividend level. In addition, a portion of this bonus was based on his achievement of individual performance objectives. These objectives included providing company and industry leadership to the public policy debate around the Universal Service Fund and intercarrier compensation,  leading succession planning efforts for all key positions in the Company and continuing to foster a culture that places a premium on high standards of ethical behavior and integrity. In connection with the Company’s initial public offering, on February 15, 2005, Mr. Johnson was awarded 189,488 shares of restricted stock, which stock vests in three equal annual installments beginning on April 1, 2006 and will not be entitled to receive dividends prior to vesting.

In March of 2006, upon the recommendation of the compensation committee, the board of directors approved a new employment agreement for Mr. Johnson which, among other things, provided for an increase in his annual base salary to $460,000 and provided for the grant of 50,000 shares of restricted stock. In addition, the employment agreement provided that so long as Mr. Johnson has not been terminated for cause and/or has not voluntarily resigned, he will receive an additional grant of 50,000 shares of restricted stock on each of January 1, 2007 and January 1, 2008.

Internal Revenue Code Limits on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation, other than performance-based compensation, over $1 million paid for any fiscal year to any of the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. The Company’s policy is to qualify its executive officers’ compensation for deductibility under section 162(m) to the extent the compensation committee determines to be appropriate. For 2005, none of our executive officers’ compensation subject to the deductibility limits of section 162(m) exceeded $1 million.

Submitted by the compensation committee of the board of directors:

David L. Hauser, Chairman
Patricia Garrison-Corbin
Kent R. Weldon

EXECUTIVE OFFICERS

The following table sets forth the names and positions of our current executive officers and their ages as of March 15, 2006.

Name	Age	Position
Eugene B. Johnson	58	A Founder, Chairman of the Board of Directors and Chief Executive Officer
Peter G. Nixon	53	Chief Operating Officer
John P. Crowley	51	Executive Vice President and Chief Financial Officer
Walter E. Leach, Jr.	54	Executive Vice President, Corporate Development
Shirley J. Linn	55	Executive Vice President, General Counsel and Secretary
Lisa R. Hood	40	Senior Vice President and Controller
Thomas E. Griffin	45	Treasurer

The following sets forth selected biographical information for our executive officers who are not directors.

Peter G. Nixon.   Mr. Nixon has served as our Chief Operating Officer since November 2002. Previously, Mr. Nixon was our Senior Vice President of Corporate Development from February 2002 to November 2002 and President of our Telecom Group from April 2001 to February 2002. Prior to this, Mr. Nixon served as President of our Eastern Region Telecom Group from June 1999 to April 2001 and President of Chautauqua and Erie Telephone Corporation, or C&E, from July 1997, when we acquired C&E, to June 1999. From April 1989 to June 1997, Mr. Nixon served as Executive Vice President of C&E. From April 1978 to March 1989, Mr. Nixon served as Vice President of Operations for C&E. In addition, from 1997 to 1998 Mr. Nixon served as the Chairman of the New York State Telecommunications Association.

John P. Crowley.   In June 2005, Mr. Crowley was appointed as Executive Vice President and Chief Financial Officer. Mr. Crowley served as Executive Vice President, Finance and Treasurer from May 2005 to June 2005. From 2000 to May 2005, Mr. Crowley was an independent consultant in telecommunications investment banking. From 1999 to 2000, he was a Director in corporate finance at PricewaterhouseCoopers, and from 1996 to 1999, Mr. Crowley was a Managing Director in investment banking at BT/Alex. Brown and its predecessor company. Previously he was active in telecommunications finance both as a principal and in banking.

Walter E. Leach, Jr.   In June 2005, Mr. Leach was appointed as the company’s Executive Vice President, Corporate Development. Mr. Leach served as our Executive Vice President and Chief Financial Officer from July 2004 to June 2005. Mr. Leach served as our Senior Vice President and Chief Financial Officer from February 1998 to July 2004. From October 1994 to December 2000, Mr. Leach was our Secretary and from October 1994 to February 1998 Mr. Leach also served as Vice President and Chief Financial Officer. From 1984 through September 1994, Mr. Leach served as Executive Vice President of Independent Hydro Developers, where he had responsibility for all project acquisition, financing and development activities.

Shirley J. Linn.   In March 2006, Ms. Linn was appointed our Executive Vice President, General Counsel and Secretary. Ms. Linn served as our Senior Vice President, General Counsel and Secretary from September 2004 to March 2006. Prior thereto Ms. Linn was our General Counsel since October 2000, our Vice President since October 2000, and our Secretary since December 2000. Prior to joining us, Ms. Linn was a partner, from 1984 to 2000, in the Charlotte, North Carolina law firm of Underwood Kinsey Warren & Tucker, P.A., where she specialized in general business matters, particularly mergers and acquisitions.

Lisa R. Hood.   In July 2004, Ms. Hood was appointed our Senior Vice President and Controller. Ms. Hood has served as our Controller since December 1993 and served as our Vice President from December 1993 to July 2004. Prior to joining our company, Ms. Hood served as manager of a local public accounting firm in Kansas. Ms. Hood is certified as a public accountant in Kansas.

Thomas E. Griffin.   In December 2005, Mr. Griffin was appointed our Treasurer. Mr. Griffin joined the Company in January 2000 as Assistant Treasurer and served as our General Manager of Wireless Broadband operations from December 2003 through March 2005. Prior to joining our Company, Mr. Griffin was employed by Sealand Service, Inc. as Assistant Treasurer from September 1997 to January 2000 where he was responsible for worldwide cash management and as Director of Financial Planning for Europe for Sealand Service, Inc. from September 1995 to September 1997. Mr. Griffin also represents the Company on the board of directors for Southern Illinois Cellular Corp.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning compensation paid or accrued during the periods indicated to our Chief Executive Officer and our other four most highly compensated executive officers, which we refer to as the named executive officers, at the end of fiscal year 2005 in the years indicated.

		Annual Compensation			Long-Term Compensation
					Awards
Name and Principal Position(s)	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Number Of Securities Underlying Options/SARs	All Other Compensation
			(1)	(2)	(3)		(4)
Eugene B. Johnson	2005	$350,000	$175,000	$53,787	$3,505,528	—	$26,040
Chairman of the Board of	2004	350,000	178,500	43,372	—	—	17,249
Directors and Chief Executive	2003	341,923	166,450	45,353	—	—	13,252
Officer (5)
Peter G. Nixon	2005	214,808	53,750	21,917	1,051,651	—	10,140
Chief Operating	2004	209,692	78,750	4,360	—	—	10,115
Officer (6)	2003	198,789	95,200	—	36,634	23,786	9,690
Walter E. Leach, Jr.	2005	210,000	52,500	26,822	1,752,764	—	17,533
Executive Vice President,	2004	204,846	153,750	33,895	—	—	10,727
Corporate Development (7)	2003	199,219	95,200	36,130	29,186	—	11,661
John Crowley	2005	137,115	38,353	3,462	749,500	—	4,048
Executive Vice President,	2004	—	—	—	—	—	—
Chief Financial Officer (8)	2003	—	—	—	—	—	—
Shirley J. Linn	2005	199,769	80,000	—	817,941	—	13,925
Executive Vice President,	2004	193,846	116,400	—	—	—	6,724
General Counsel and Secretary	2003	188,758	76,700	—	21,886	14,212	7,132

(1) For the years ended December 31, 2005 and December 31, 2004, represents bonuses which were earned during 2005 and 2004, respectively, and paid in February 2006 and February 2005, respectively.

(2) Reflects the value of vehicle reimbursements, country club dues, supplemental life insurance benefits, spousal travel benefits and additional disability insurance provided pursuant to employment arrangements.

(3) The amounts shown represent the value of shares of restricted stock awarded under our 2005 stock incentive plan and are based on the closing price of our common stock on the New York Stock Exchange on the grant date. The shares of restricted stock generally vest in four equal annual installments commencing on April 1, 2006, except those shares granted to Mr. Johnson which vest in three equal annual installments commencing on April 1, 2006. Recipients are not entitled to receive any dividends on the shares of restricted stock prior to the vesting of such shares, except those shares granted to Mr. Crowley which are entitled to dividends from the date of grant. The number and value of the aggregate restricted stock holdings of the named executive officers as of December 31, 2005 were as follows:  Mr. Johnson—189,488 shares of restricted stock with a value of $3,505,528; Mr. Nixon—56,846 shares of restricted stock with a value of $1,051,651; Mr. Crowley—50,000 shares of restricted stock with a value of $749,500;  Mr. Leach—94,744 shares of restricted stock with a value of $1,752,764; and Ms. Linn—44,213 shares of restricted stock with a value of $817,941. All grants were made as of February 15, 2005, except for the grant to Mr. Crowley which was made on September 21, 2005.

(4) The amounts shown for 2005 include (i) matching contributions made by the Company to our 401(k) savings plan on behalf of each named executive officer as follows: Mr. Johnson—$9,450;

Mr. Nixon—$9,450; Mr. Crowley—$3,645; Mr. Leach—$9,450; and Ms. Linn—$9,450; (ii) contributions made by the Company to term life insurance plans as follows: Mr. Johnson—$1,290; Mr. Nixon—$690; Mr. Crowley—$403; Mr. Leach—$690; and Ms. Linn—$1,290; and (iii) contributions made by the Company to the Company’s nonqualified deferred compensation plan as follows: Mr. Johnson—$15,301; Mr. Leach—$7,393; and Ms. Linn—$3,185.

(5) The amount shown as “Other Annual Compensation” for Mr. Johnson in (i) 2005 includes vehicle expense reimbursements of $12,641, additional life insurance benefits of $4,713 and miscellaneous other perquisites and (ii) 2004 includes vehicle expense reimbursements of $12,367 and miscellaneous other perquisites.

(6) The amount shown as “Other Annual Compensation” for Mr. Nixon in (i) 2005 includes vehicle expense reimbursements of $13,150 and miscellaneous other perquisites, and (ii) 2004 includes vehicle expense reimbursements of $2,529 and miscellaneous other perquisites.

(7) The amount shown as “Other Annual Compensation” for Mr. Leach in (i) 2005 includes vehicle expense reimbursements of $7,084, additional life insurance benefits of $6,146 and miscellaneous other perquisites and (ii) 2004 includes vehicle expense reimbursements of $10,311, additional life insurance benefits of $7,777 and miscellaneous other perquisites.

(8) Mr. Crowley became an employee of the Company in May 2005. The amount shown as “Other Annual Compensation” for Mr. Crowley in 2005 includes relocation expense reimbursements of $2,077 and miscellaneous other perquisites.

1995 Stock Option Plan

The FairPoint Communications, Inc. (formerly MJD Communications, Inc.) 1995 Stock Option Plan, which we refer to as the 1995 plan, was adopted in February 1995. The 1995 plan is administered by our compensation committee, which has made discretionary grants of options to our officers, directors and employees. As of December 31, 2005, a total of 18,013 options to purchase shares of our common stock were outstanding under the 1995 plan. Such options all have an exercise price equal to $1.32 per share, and are vested and exercisable. Effective as of February 2005, the Company will no longer grant awards under the 1995 plan.

1998 Stock Incentive Plan

The FairPoint Communications, Inc. (formerly MJD Communications, Inc.) Stock Incentive Plan, which we refer to as the 1998 plan, was adopted in August 1998. As of December 31, 2005, a total of 832,888 options to purchase shares of our common stock were outstanding under the 1998 plan. 756,332 of these options have an exercise price equal to $9.02 per share and are vested, 29,183 of these options have an exercise price equal to $14.46 per share and are vested and 47,373 of these options have an exercise price equal to $36.94 per share and are vested. Effective as of February 2005, the Company will no longer grant awards under the 1998 plan.

While all of the options granted under the 1998 plan are vested, these options generally will only become exercisable if there is an exit event (as defined in the 1998 plan) and certain specified thresholds are met. An exit event will occur if (i) Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P. sell all of the shares of common stock they own to one or more third parties or (ii) all or substantially all of our assets are sold. Upon an exit event, options granted under the 1998 plan will become exercisable only if Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P. receive a certain internal rate of return, compounded annually, and determined after giving effect to any exercisable options granted under any of our equity incentive plans. The number of options, if any, that become exercisable upon such an exit event will be based on the price per share of common stock received in the transaction, with the percentage of each option grant becoming exercisable increasing as the price per share increases. Any options that do not become exercisable in connection with an exit event will be cancelled in connection with the exit event.

2000 Employee Stock Incentive Plan

The FairPoint Communications, Inc. 2000 Employee Stock Incentive Plan, which we refer to as the 2000 plan, was adopted in May 2000. As of December 31, 2005, 240,638 options to purchase shares of our common stock were outstanding under the 2000 plan. Such options have an exercise price of $36.94 per share. Effective as of February 2005, the Company will no longer grant awards under the 2000 plan.

Options granted under the 2000 plan generally become vested based upon the participant’s completion of a minimum period of continued employment with us, with 10% of each option grant becoming vested on the first anniversary of grant, 15% of each option grant becoming vested on the second anniversary of grant and 25% of each option grant becoming vested on each of the third, fourth and fifth anniversaries of grant. Unless otherwise determined by our compensation committee, any options that are not vested upon a participant’s termination of employment will be cancelled.

In December 2003, we amended the 2000 plan to allow for the grant to members of our management of restricted stock units. As of December 31, 2005, 26,442 restricted stock units were outstanding.

Restricted stock units granted under the 2000 plan generally become vested based upon the participant’s completion of a minimum period of continued employment with us, with 33 1/3% of each grant becoming vested on each of the third, fourth and fifth anniversaries of grant. Unless otherwise determined by our compensation committee, if the participant’s employment terminates because of the participant’s death, disability (as defined in the 2000 plan) or retirement (as defined in the 2000 plan), all of the participant’s restricted stock units will become immediately vested. If the participant’s employment terminates for any other reason, all unvested restricted stock units will be forfeited and cancelled. All of the restricted stock units granted under the 2000 plan during 2003 are currently unvested.

The 2000 plan contains a change in control provision that, if triggered, will potentially accelerate the vesting of options and restricted stock units granted under the 2000 plan.

2005 Stock Incentive Plan

The FairPoint Communications, Inc. 2005 Stock Incentive Plan, which we refer to as the 2005 stock incentive plan, was adopted in February 2005. The 2005 stock incentive plan provides for the award to eligible participants of (i) restricted stock and restricted units; (ii) stock options, including incentive stock options (within the meaning of Section 422 of the Internal Revenue Code); (iii) stock appreciation rights; (iv) incentive stock and incentive units; and/or (v) deferred shares and supplemental units.

A total of 947,441 shares of our common stock are available for award under the 2005 stock incentive plan. The maximum number of shares with respect to which options or stock appreciation rights may be granted to any one participant in any calendar year is 500,000. The maximum number of shares that may be issued under the plan through tax-qualified incentive stock options is 947,441. Shares subject to awards that are forfeited, canceled or otherwise terminated without the issuance of our common stock under the 2005 stock incentive plan will again be available for future awards under the 2005 stock incentive plan. Awards may be made to any of our current or prospective directors, officers, employees or consultants.

On February 15, 2005, we awarded 473,716 shares of restricted stock in the aggregate to nine of our employees, 60,003 of which were subsequently forfeited. On June 28, 2005, we awarded 1,870 shares of restricted stock and 7,480 restricted units to our non-employee directors and on September 21, 2005, we awarded 50,000 shares of restricted stock to one of our employees. On February 14, 2006, we awarded 467 restricted units to one of our non-employee directors and during 2005 we awarded an additional 408 restricted units to our non-employee directors in lieu of dividends on restricted units. In addition, on March 17, 2006 we awarded 50,000 shares of restricted stock to our chairman of the board and chief executive officer and agreed that so long as he has not been terminated for cause and/or has not voluntarily resigned, he will receive an additional grant of 50,000 shares of restricted stock on each of January 1, 2007 and January 1, 2008.

Our compensation committee will determine the terms for vesting of awards. Unless our compensation committee determines otherwise, participants will not be entitled to dividends or dividend equivalents with respect to unvested restricted stock awards. The 473,716 shares of restricted stock awarded on February 15, 2005 generally vest in four equal annual installments commencing on April 1, 2006 (three equal annual installments for our chief executive officer) and will not be entitled to receive dividends prior to vesting. The restricted stock and restricted units issued on June 28, 2005 vest in four equal quarterly installments on the first day of each of the first four calendar quarters following the grant date and were entitled to receive dividends immediately. The 50,000 shares of restricted stock awarded on September 21, 2005 vests in four equal annual installments beginning on September 22, 2006 and were entitled to receive dividends immediately.  The 50,000 shares of restricted stock awarded on March 17, 2006 and the 50,000 shares of restricted stock we have agreed to award, subject to certain conditions, on each of January 1, 2007 and January 1, 2008 will vest in three equal annual installments from the grant date and are entitled to receive dividends immediately.

The 2005 stock incentive plan contains a change in control provision that, if triggered, will potentially accelerate the vesting of options, restricted stock and restricted units granted under the 2005 stock incentive plan.

Annual Incentive Plan

In February 2005, the Company adopted the FairPoint Communications, Inc. Annual Incentive Plan, or the annual incentive plan, that provides for the award of incentive bonuses to our named executive officers and certain of our other officers and employees. Each year our compensation committee will establish target incentive bonuses for participants in the annual incentive plan and will select the eligible participants and performance criteria for that year for a participant or group of participants.

The actual bonus payable to a participant, which may equal, exceed or be less than the target bonus, will be determined based on whether the applicable performance targets are met, exceeded or not met. Performance targets may be based on one or more of the following criteria: (i) revenue growth; (ii) earnings before interest, taxes, depreciation and amortization; (iii) operating income; (iv) pre- or after-tax income; (v) cash flow; (vi) cash flow per share; (vii) net earnings; (viii) earnings per share; (ix) return on equity; (x) return on invested capital; (xi) return on assets; (xii) economic value added (or an equivalent metric); (xiii) share price performance; (xiv) total shareholder return; (xv) improvement in or attainment of expense levels; (xvi) improvement in or attainment of working capital levels; (xvii) debt reduction; or (xviii) any other criteria our compensation committee in its sole discretion deems appropriate. The maximum bonus payable to a participant in any plan year is $1,000,000.

Option/SAR Grants in Last Fiscal Year

There were no stock appreciation rights or options granted in fiscal year 2005.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

The following table sets forth information with respect to the named executive officers concerning the exercise of options during fiscal year 2005, the number of securities underlying options as of December 31, 2005 and the year-end value of all unexercised in-the-money options held by such individuals:

Aggregated Option/SAR Exercises in Last Fiscal Year and
Fiscal Year-End Option/SAR Values

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End (1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Eugene B. Johnson	40,399	$602,349	20,490	273,812	$—	$366,908
Peter G. Nixon	—	—	14,366	36,789	—	—
Walter E. Leach, Jr.	—	$174,819	77,364	115,475	—	—
John P. Crowley	—	—	—	—	—	—
Shirley J. Linn	—	—	12,762	10,659	—	—

(1) Represents the difference between the exercise price and the closing price of our common stock on the New York Stock Exchange on December 31, 2005.

Employment Agreements

The Company has employment agreements with Eugene B. Johnson, Peter G. Nixon, John P. Crowley, Walter E. Leach, Jr. and Shirley J. Linn. These agreements are summarized below.

Eugene B. Johnson

In March 2006, we entered into an employment agreement with Mr. Johnson. The employment agreement extends the term of Mr. Johnson’s employment as our chairman of the board and/or chief executive officer until December 31, 2008. The employment agreement provides that Mr. Johnson will receive an annual base salary of $460,000, an annual discretionary bonus, and Mr. Johnson shall be entitled to participate in all incentive, savings, stock option, restricted stock and retirement plans, practices, policies and programs applicable generally to other members of senior management. If Mr. Johnson’s employment is terminated without cause during the term of his employment agreement he is entitled to receive payment of his base salary as of the termination date for the remainder of the employment period plus one year thereafter, subject to suspension for a breach of Mr. Johnson’s covenant not to compete with us. Upon the expiration of the term of Mr. Johnson’s employment agreement at December 31, 2008, unless extended, he is entitled to receive payment of his base salary as of such expiration date for one year thereafter, subject to suspension for a breach of Mr. Johnson’s covenant not to compete with the Company. The employment agreement also provides that upon the earlier of (i) the expiration of Mr. Johnson’s employment period or (ii) the termination of Mr. Johnson’s employment as chief executive officer and as chairman of the board of directors without cause, Mr. Johnson is entitled to receive certain benefits. These benefits include continued medical coverage for Mr. Johnson and his wife for the life of each under the Company’s medical benefits plans and continued vesting of all restricted stock granted as of the termination date under the 2005 stock incentive plan. If the Company terminates Mr. Johnson for cause or he voluntarily resigns, he is not entitled to any such benefits under the employment agreement. The employment agreement supersedes and terminates all prior employment agreements and severance arrangements between Mr. Johnson and us. As additional consideration for Mr. Johnson entering into the employment agreement, the Company simultaneously granted to Mr. Johnson 50,000 shares of restricted stock under the 2005 stock incentive plan pursuant to the terms of a restricted stock agreement. The employment agreement also provides that, so long as Mr. Johnson has not been terminated for cause and/or has not voluntarily resigned, he will receive an additional grant of 50,000 shares of restricted stock on each of January 1, 2007 and January 1, 2008.

Walter E. Leach, Jr.

In January 2000, we entered into an employment agreement with Mr. Leach, which agreement expired on December 31, 2003. In December 2003, we entered into a letter agreement with Mr. Leach. The letter agreement provides that following the expiration of his employment agreement, Mr. Leach shall continue as an employee at will. The letter agreement also provides that upon termination of Mr. Leach’s employment by us without cause (including upon a change of control), Mr. Leach is entitled to receive from us in a lump sum payment an amount equal to his base salary as of the date of termination for a period of twelve months, plus all accrued and unpaid base salary and benefits as of the date of termination. In addition, Mr. Leach is also entitled to receive continued long-term disability, term life insurance and medical benefits following his termination for twelve months following such date of termination.

Peter G. Nixon, John P. Crowley  and Shirley J. Linn

In November 2002, we entered into a letter agreement with each of Mr. Nixon and Ms. Linn. In May of 2005 we entered into a letter agreement with Mr. Crowley. The letter agreements provide that upon the termination of each person’s respective employment with us without cause (including upon a change of control), each person is entitled to receive from us in a lump sum payment an amount equal to twelve months of such executive’s base salary as of the date of termination, plus the continuation of certain benefits, including medical benefits, for twelve months.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Financial Advisory Agreements

We entered into an Amended and Restated Financial Advisory Agreement, dated as of January 20, 2000, with Kelso & Company, pursuant to which Kelso & Company provided us certain consulting and advisory services related, but not limited to, equity financings and strategic planning. In the year ended December 31, 2005, we paid advisory fees and out of pocket expenses of approximately $48,600 to Kelso & Company. In connection with our initial public offering, we paid a transaction fee of $8.4 million to Kelso & Company pursuant to the Amended and Restated Financial Advisory Agreement and then terminated the agreement. However, our obligations with respect to the indemnification of Kelso & Company against certain liabilities incurred in connection with the provision of advisory services survive.

Legal Services

Daniel G. Bergstein, who resigned as a director of the Company in February 2005, is a senior partner of Paul, Hastings, Janofsky & Walker LLP, a law firm which provides legal services to us. In the year ended December 31, 2005, we paid Paul Hastings approximately $1,440,000 for legal services and expenses.

Dumont Clarke, the husband of Shirley J. Linn, our Executive Vice President, General Counsel and Secretary, is a partner of Moore & Van Allen PLLC, a law firm which provides legal services to us. In the year ended December 31, 2005, we paid Moore & Van Allen approximately $303,000 for legal services and expenses.

Nominating Agreement and Registration Rights Agreement

In connection with our initial public offering, we entered into a nominating agreement with THL Equity Fund, Kelso Investment Associates and Kelso Equity Partners pursuant to which we, acting through our corporate governance committee, agreed, subject to the requirements of our directors’ fiduciary duties, that (i) THL Equity Fund will be entitled to designate one Class III director to be nominated for election to our board of directors and Kelso Investment Associates and Kelso Equity Partners will be entitled to designate one Class II director to be nominated for election to our board of directors as long as THL Equity Fund and its affiliates, Kelso Investment Associates and Kelso Equity Partners own in the aggregate at least 40% of the shares of our common stock which they owned immediately prior to the closing of our initial public offering or (ii) THL Equity Fund will be entitled to designate one Class III director to be nominated for election to our board of directors as long as THL Equity Fund and its affiliates, Kelso Investment Associates and Kelso Equity Partners own in the aggregate less than 40% and at least 20% of the shares of our common stock which they owned immediately prior to the closing of our initial public offering. In addition, at any time after Kelso Investment Associates and Kelso Equity Partners no longer owns any of our common stock, as long as THL Equity Fund and its affiliates own at least 40% of the shares of our common stock which THL Equity Fund and its affiliates, Kelso Investment Associates and Kelso Equity Partners owned immediately prior to the closing of our initial public offering, THL Equity Fund will be entitled to designate one Class II director to be nominated for election to our board of directors in addition to its right to designate one Class III director to be nominated for election to our board of directors.

In connection with our initial public offering, we also entered into a registration rights agreement with THL Equity Fund, certain affiliates of THL Equity Fund, Kelso Investment Associates and Kelso Equity Partners, certain other significant stockholders and certain members of our management. This agreement required us to use our commercially reasonable efforts to file with the Securities and Exchange Commission on the 181st day following the closing of our initial public offering a shelf registration statement covering the shares of our common stock held by such parties and to use our commercially reasonable efforts to have such shelf registration statement declared effective by the Securities and Exchange Commission as soon as reasonably practicable thereafter and to keep such shelf registration statement effective until all shares covered by such registration statement have been sold or cease to be registrable securities under the terms of the registration rights agreement. A shelf registration statement covering the shares of our common stock held by the aforementioned parties was declared effective by the Securities and Exchange Commission on September 1, 2005.

Founder Compensation Arrangements

Daniel G. Bergstein, Jack H. Thomas, Meyer Haberman and Eugene B. Johnson, our founding stockholders, entered into an arrangement with Walter E. Leach, Jr. pursuant to which such stockholders agreed to provide compensation to Mr. Leach upon the occurrence of certain specified liquidation events with respect to us, based on our value at the time of any such liquidation event. In connection with our initial public offering, our founding stockholders satisfied their obligations to Mr. Leach pursuant to this arrangement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own, or are part of a group that owns, more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by regulation of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of Forms 3, 4 and 5 and amendments thereto available to us and other information obtained from our directors and officers and certain 10% shareholders or otherwise available to us, we believe that no director, officer or beneficial owner of more than 10% of our common stock failed to file on a timely basis reports required pursuant to Section 16(a) of the Securities Exchange Act with respect to 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of common stock as of March 20, 2006, the record date, for:

•       each named executive officer;

•       each director;

•       all executive officers and directors as a group; and

•       each person known to us to be the beneficial owner of 5% or more of the outstanding shares of our common stock.

The information (other than with respect to our directors and executive officers and Thomas H. Lee Equity Fund IV, L.P. and its affiliates) is based on a review of statements filed with the Securities and Exchange Commission pursuant to Sections 13(d), 13(f) and 13(g) of the Securities Exchange Act of 1934 with respect to our common stock.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

	Common Stock Beneficially Owned (1)
Name	Number	Percent of Class
Executive Officers and Directors:
Eugene B. Johnson (2)	442,322	1.3%
Peter G. Nixon (3)	73,015	0.2%
Walter E. Leach, Jr. (4)	179,396	0.5%
John P. Crowley (5)	70,000	0.2%
Shirley J. Linn (6)	56,975	0.2%
Frank K. Bynum, Jr. (7)	3,448,590	9.8%
Patricia Garrison-Corbin (8)	300	*
David L. Hauser (9)	2,600	*
Robert S. Lilien (10)	—	*
Claude C. Lilly (11)	1,500	*
Kent R. Weldon (12)	3,848,405	11.0%
All Directors and executive officers of the Company as a group (11 persons) (13)	8,123,103	23.2
5% Stockholders:
Kelso Investment Associates V, L.P. and Kelso Equity
Partners V, L.P. (7)	3,448,590	9.8%
320 Park Avenue, 24th Floor
New York, New York 10022
Thomas H. Lee Equity Fund IV, L.P. and affiliates (14)	4,066,792	11.6%
100 Federal Street, 35th Floor
Boston, Massachusetts 02110
Wellington Management Company LLP (15)	4,885,287	13.9%
75 State Street
Boston, Massachusetts 02109

*     Less than 0.01%.

(1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. The percentage of beneficial ownership is based on 35,065,019 shares of our common stock outstanding as of March 20, 2006.

(2) With respect to shares beneficially owned: (i) includes 20,490 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) does not include 273,812 shares of our common stock issuable upon exercise of stock options that are not currently exercisable or do not become exercisable during the next 60 days and (iii) includes 239,488 shares of restricted stock awarded under our 2005 stock incentive plan.

(3) With respect to shares beneficially owned: (i) includes 14,366 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) does not include 36,789 shares of our common stock issuable upon exercise of stock options that are not currently exercisable or do not become exercisable during the next 60 days, (iii) does not include 5,947 shares of common stock underlying unvested restricted stock units and (iv)  includes 56,846 shares of restricted stock awarded under our 2005 stock incentive plan.

(4) With respect to shares beneficially owned: (i) includes 77,364 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) does not include 115,475 shares of our common stock issuable upon exercise of stock options that are not currently exercisable or do not become exercisable during the next 60 days,

(iii) does not include 4,738 shares of common stock underlying unvested restricted stock units and (iv) includes 94,744 shares of restricted stock awarded under our 2005 stock incentive plan.

(5) With respect to shares beneficially owned, includes 50,000 shares of restricted stock awarded under our 2005 stock incentive plan.

(6) With respect to shares beneficially owned: (i) includes 12,762 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) does not include 10,659 shares of our common stock issuable upon exercise of stock options that are not currently exercisable or do not become exercisable during the next 60 days, (iii) does not include 3,553 shares of common stock underlying unvested restricted stock units and (iv)  includes 44,213 shares of restricted stock awarded under our 2005 stock incentive plan.

(7) Kelso Partners V, L.P., or Partners V, is the general partner of Kelso Investment Associates V, L.P., or KIA V. KIA V and Kelso Equity Partners V, L.P., or KEP V, due to their common control, could be deemed to beneficially own each of the other’s securities.  Partners V and KEP V, due to their common control, could be deemed to beneficially own each of the other’s securities. Philip E. Berney, Frank K. Bynum, Jr., James J. Connors, II, Michael B. Goldberg, Frank J. Loverro, George E. Matelich, Frank T. Nickell, David I Wahrhaftig and Thomas R. Wall, IV may be deemed to share beneficial ownership of securities owned of record by KIA V and KEP V, by virtue of their status as general partners of KEP V and Partners V. With respect to shares beneficially owned, does not include 2,038 restricted units awarded to Mr. Bynum under our 2005 stock incentive plan, which units were transferred to a family trust over which Mr. Bynum exercises no investment control in a bona fide gift transaction.

(8) With respect to shares beneficially owned: (i) does not include 509 restricted units awarded under our 2005 stock incentive plan, which units are subject to certain vesting requirements and (ii) does not include 1,529 restricted units awarded under our 2005 stock incentive plan, which units are vested but for which shares of common stock will not be issued until the occurrence of certain events set forth in the 2005 stock incentive plan.

(9) With respect to shares beneficially owned: (i) does not include 509 restricted units awarded under our 2005 stock incentive plan, which units are subject to certain vesting requirements, (ii) does not include 1,529 restricted units awarded under our 2005 stock incentive plan, which units are vested but for which shares of common stock will not be issued until the occurrence of certain events set forth in the 2005 stock incentive plan and (iii) includes 1,300 shares of common stock owned by Mr. Hauser’s spouse.

(10) With respect to shares beneficially owned does not include 467 restricted units awarded under our 2005 stock incentive plan, which units are subject to certain vesting requirements.

(11) With respect to shares beneficially owned (i) does not include 509 restricted units awarded under our 2005 stock incentive plan, which units are subject to certain vesting requirements and (ii) does not include 1,529 restricted units awarded under our 2005 stock incentive plan, which units are vested but for which shares of common stock will not be issued until the occurrence of certain events set forth in the 2005 stock incentive plan.

(12) Thomas H. Lee Equity Fund IV, L.P., or Fund IV, is the record holder of 3,397,096 shares of our common stock. Thomas H. Lee Foreign Fund IV, L.P. is the record holder of 116,726 shares of our common stock. Thomas H. Lee Foreign Fund IV-B, L.P. is the record holder of 329,936 shares of our common stock. These funds are collectively referred to as the THL Funds. Mr. Weldon has transferred to THL Equity Advisors IV, LLC 1,870 restricted shares awarded to Mr. Weldon under our 2005 stock incentive plan, a portion of which shares are subject to certain vesting requirements. As the sole general partner of each of the THL Funds, THL Equity Advisors IV, LLC may be deemed to be the beneficial owner of 3,845,628 shares of our common stock. Mr. Weldon is a Managing Director of Thomas H. Lee Partners, L.P., which is the sole owner of THL Equity Advisors IV, LLC, and he may, therefore, be deemed to be the beneficial owner of the shares owned by THL Equity Advisors IV, LLC. Mr. Weldon disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest. Also included are 2,777 shares of common stock owned directly by Mr. Weldon.

(13) With respect to shares beneficially owned: (i) includes 124,982 shares of our common stock issuable upon exercise of stock options that are either currently exercisable or become exercisable during the next 60 days, (ii) does not include 436,735 shares of our common stock issuable upon exercise of stock options that are not currently exercisable or do not become exercisable during the next 60 days, (iii) does not include 14,238 shares of common stock underlying unvested restricted stock units, (iv) includes 485,291 shares of restricted stock awarded under our 2005 stock incentive plan and (v) does not include 8,619 restricted units awarded under our 2005 stock incentive plan.

(14) Thomas H. Lee Equity Fund IV, L.P., or Fund IV, is the record holder of 3,397,096 shares of our common stock. Thomas H. Lee Foreign Fund IV, L.P. is the record holder of 116,726 shares of our common stock. Thomas H. Lee Foreign Fund IV-B, L.P. is the record holder of 329,936 shares of our common stock. These funds are collectively referred to as the THL Funds. Mr. Weldon has transferred to THL Equity Advisors IV, LLC 1,870 restricted shares awarded to Mr. Weldon under our 2005 stock incentive plan, a portion of which shares are subject to certain vesting requirements. As the sole general partner of each of the THL Funds, THL Equity Advisors IV, LLC may be deemed to be the beneficial owner of 3,845,628 shares of our common stock. As the sole general partner of Thomas H. Lee Partners, L.P. (the sole owner of THL Equity Advisors IV, LLC), Thomas H. Lee Advisors, LLC may be deemed to be the beneficial owner of 3,845,628 shares of our common stock. The 1997 Thomas H. Lee Nominee Trust is the record holder of 52,401 shares of our common stock. Thomas H. Lee Charitable Investment Limited Partnership is the record holder of 22,086 shares of our common stock. Thomas H. Lee Investors Limited Partnership, formerly known as THL-CCI Investors Limited Partnership, is the record holder of 1,193 shares of our common stock. Putnam Investment Holdings, LLC is the record holder of 55,864 shares of our common stock. Also included are 89,620 shares held by investment professionals of the THL Funds.

(15) The securities beneficially owned by Wellington Management Company, LLP, in its capacity as investment adviser, are owned of record by clients of Wellington Management Company, LLP.

PERFORMANCE GRAPH*

Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on shares of our common stock against (i) the cumulative total return of companies listed on the New York Stock Exchange and (ii) the cumulative total return of the peer group set forth below which was selected by us. The  period compared commences February 4, 2005, the date on which our common stock began trading on the New York Stock Exchange, and ends December 31, 2005. This graph assumes that $100 was invested on February 4, 2005 in our common stock and in each of the market index and the peer group index, at our initial public offering price of $18.50 and the February 4, 2005 closing price for the other companies, and that all cash distributions were reinvested. Our common stock price performance shown on the graph is not indicative of future price performance.

Our peer group consists of the following companies: CenturyTel, Inc., Citizens Communications Company, Commonwealth Telephone Enterprises, Inc., Consolidated Communications Holdings, Inc., Iowa Telecommunications Services, Inc. and Valor Communications Group, Inc.

COMPARISON OF CUMULATIVE TOTAL RETURN
AMONG FAIRPOINT COMMUNICATIONS, INC.,
NYSE INDEX AND PEER GROUP INDEX

*  The material in this performance graph is not “soliciting material,” is not deemed filed with the Securities and Exchange Commission, and is not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2:
RATIFICATION OF INDEPENDENT AUDITORS

Our board of directors has appointed KPMG LLP as our independent auditors for the fiscal year ending December 31, 2006, and further directed that the appointment of KPMG LLP be submitted for ratification by the stockholders at the annual meeting. KPMG LLP has served as our independent auditors since 1995. We have been advised by KPMG LLP that neither that firm nor any of its associates has any relationship with us or our subsidiaries other than the usual relationship that exists between independent certified public accountants and clients. We understand that a representative from KPMG LLP will be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of KPMG LLP as our independent auditors is not required. However, the appointment is being submitted for ratification at the annual meeting with a view toward soliciting the stockholders’ opinions, which the board of directors will take into consideration in future deliberations. If the appointment of KPMG LLP is not ratified at the annual meeting, the board of directors will consider the engagement of other independent auditors. The board of directors may terminate the engagement of KPMG LLP as our independent auditors without the approval of our stockholders whenever the board of directors deems termination necessary or appropriate.

Vote Required; Recommendation

The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the appointment of KPMG LLP as our independent auditors. The board of directors recommends that stockholders vote “FOR” ratification of the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2006.

Principal Accounting Fee Information

The following table sets forth the aggregate fees paid or payable to KPMG LLP relating to the audit of our 2005 consolidated financial statements and the fees billed to us in 2005 by KPMG LLP for other professional services:

	Fiscal Year 2004	Fiscal Year 2005
Audit Fees (1)	$2,166,239	$903,576
Audit-Related Fees (2)	75,305	29,960
Tax Fees (3)	304,910	393,639
All Other Fees	—	—

(1)   Audit fees include amounts billed to us related to annual financial statement audit work and quarterly financial statement reviews. This category includes services associated with the initial public offering, including the related registration statements.

(2)   Audit-Related Fees consist of fees for assurance and related services that are reasonable related to the performance of the audit or review of the Company’s financial statements. This category includes services associated with research and consultation related to our implementation of the Sarbanes-Oxley Act, due diligence related to acquisitions and divestitures and consulting related to financial accounting and reporting standards.

(3)   Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, return preparation and tax audits.

Audit Committee Pre-Approval Policy

In accordance with our audit committee pre-approval policy, all audit and non-audit services performed for us by our independent accountants were pre-approved by our audit committee. Our audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of KPMG LLP and has concluded that it is.

Our audit committee’s pre-approval policy provides that our independent auditors shall not provide services that have the potential to impair or appear to impair the independence of the audit role. The pre-approval policy requires our independent auditors to provide an annual engagement letter to our audit committee outlining the scope of the audit services proposed to be performed during the fiscal year. Upon the audit committee’s acceptance of and agreement with such engagement letter, the services within the scope of the proposed audit services shall be deemed pre-approved pursuant to the policy.

The pre-approval policy provides for categorical pre-approval of specified audit and permissible non-audit services and requires the specific pre-approval by the audit committee, prior to engagement, of such services, other than audit services covered by the annual engagement letter. In addition, services to be provided by our independent auditors that are not within the category of pre-approved services must be approved by the audit committee prior to engagement, regardless of the service being requested or the dollar amount involved.

Requests or applications for services that require specific separate approval by the audit committee are required to be submitted to the audit committee by both management and the independent auditors, and must include a detailed description of the services to be provided and a joint statement confirming that the provision of the proposed services does not impair the independence of the independent auditors.

The audit committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the audit committee at its next scheduled meeting. The audit committee is prohibited from delegating to management its responsibilities to pre-approve services to be performed by our independent auditors.

STOCKHOLDER PROPOSALS
FOR INCLUSION IN NEXT YEAR’S PROXY STATEMENT

Any proposal or proposals by a stockholder pursuant to the proxy solicitation rules of the Securities and Exchange Commission intended to be included in the proxy statement and proxy card relating to the 2007 annual meeting of stockholders must be received by us no later than December 15, 2006. In addition, if you desire to bring business (including director nominations) before our 2007 annual meeting of stockholders, you must comply with our bylaws, which require that you provide written notice of such business to our secretary, which notice must be received not less than 90 days nor more than 120 days prior to the first anniversary of the previous year’s annual meeting. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to the 2007 annual meeting of stockholders any stockholder proposal which may be omitted from the proxy materials pursuant to applicable regulations of the Securities and Exchange Commission in effect at the time such proposal is received.

Notices of intention to present proposals at the 2007 annual meeting should be addressed to the Company, Attn:  Secretary, 521 East Morehead Street, Suite 250, Charlotte, North Carolina  28202.

ANNUAL REPORT

Our Annual Report for the year ended December 31, 2005 accompanies this proxy statement.

OTHER BUSINESS

We know of no other matter to come before the meeting. However, if any other matter requiring a vote of the stockholders should arise, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

APPENDIX A

FAIRPOINT COMMUNICATIONS, INC.

Charter of the Audit Committee of the Board of Directors

PURPOSE

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) to assist the Board in fulfilling its responsibility to oversee the quality and integrity of the Company’s financial reporting and the audits of the financial statements of the Company. The Committee’s purpose is to:

•       Assist the Board’s oversight of:

•        The integrity of the Company’s financial statements and internal controls;

•        The Company’s compliance with legal and regulatory requirements;

•        The Company’s overall risk management profile;

•        The independent auditors’ qualifications and independence; and

•        The performance of the Company’s internal audit function and independent auditors.

•       Prepare the report of the Committee required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual meeting proxy statement.

MEMBERSHIP

The Committee shall be comprised of not less than three members of the Board. Members of the Committee shall be appointed by the Board and may be removed by the Board in its discretion. The Board shall designate a chairperson of the Committee. All members of the Committee shall meet the independence criteria and have the qualifications set forth in the listing standards of the New York Stock Exchange (the “NYSE”) and Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), subject to the phase-in rules for companies listing in connection with an initial public offering.

Accordingly, all of the members of the Committee shall be directors:

•       Who do not accept any direct or indirect consulting, advisory or compensatory fee from the Company other than for board service or in respect of retirement or deferred compensation for prior service, who are not “affiliated persons” within the meaning of Rule 10A-3 under the Exchange Act and who otherwise satisfy the independence criteria set forth in the NYSE listing standards; and

•       Who are financially literate (i.e. have the ability to read and understand fundamental financial statements as determined by the Board).

At least one member of the Committee shall qualify as an “audit committee financial expert” as defined in Item 401(e) of Regulation S-K under the Exchange Act (which the Board may presume satisfies the NYSE listing standard that one member have accounting or related financial management expertise).

Committee members shall not serve simultaneously on the audit committee of more than two other public companies, unless the Board determines that such service will not impair the member’s ability to serve on the Committee.

DUTIES AND RESPONSIBILITIES

The Committee’s responsibility is one of oversight. The Company’s management is responsible for preparing the Company’s financial statements and the independent auditors are responsible for auditing those financial statements.

To carry out its oversight responsibility, the Committee shall undertake the activities set forth below. These activities are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

Independent Auditors and Audit Process

•       The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to appoint, retain (or nominate for shareholder ratification), oversee, evaluate and, where appropriate, replace the independent auditors.

•       The independent auditors shall report directly to the Committee.

•       The Committee shall evaluate at least annually the experience, qualifications and performance of the lead partner and the senior members of the independent auditors’ engagement team.

•       The Committee shall review and approve the scope of the audit services outlined in the independent auditors’ annual engagement letter.

•       The Committee shall review the scope of the annual audit outlined by the independent auditors and their proposed audit plan and procedures.

•       The Committee shall review with the independent auditors any problems, difficulties or disputes the auditors may have encountered in the course of the audit work or otherwise and any management letter provided by the auditors and the Company’s response to that letter.

•       At least annually, receive and review a report by the independent auditors describing:

•       the independent auditors’ internal quality-control procedures;

•       any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditing firm, or by an inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm; and

•       any steps taken to deal with any such issues.

•       The Committee shall review any report of the independent auditors under Section 10A(k) of the Exchange Act relating to:

•       Critical accounting policies and practices to be used;

•       Alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosure and treatments and the treatment preferred by the independent auditors; and

•       Other material written communications between the independent auditors and management, such as a management letter or schedule of unadjusted differences.

•       The Committee shall:

•       Request from the independent auditors annually a formal written statement delineating all relationships between the auditors and the Company consistent with Independence Standards Board Standard Number 1;

•       Discuss with the independent auditors any such disclosed relationships and their impact on the independent auditors’ independence;

•       Pre-approve all audit services and permissible non-audit services to be provided by the independent auditors in accordance with policies adopted by the Committee;

•       Ensure that the independent auditors do not perform any non-audit services that are prohibited by law or regulation;

•       Establish clear hiring policies for employees or former employees of the independent auditors; and

•       Ensure the rotation of the independent auditors lead and concurring audit partner every five years and other audit partners every seven years.

Financial Statements

•       The Committee shall discuss with management and the independent auditors the annual audited financial statements to be included in the Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and the quarterly financial statements to be included in the Quarterly Reports on Form 10-Q, including the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, Communications with Audit Committees, as well as the disclosures contained under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to the Company’s filing of the Form 10-K and Form 10-Q reports. The Committee shall determine whether to recommend inclusion of these financial statements in these SEC periodic reports.

•       The Committee shall review earnings press releases, as well as Company policies with respect to earnings press releases, financial information and earnings guidance provided to analysts and rating agencies. The discussions need not occur in advance of each release or provision of guidance.

•       The Committee shall consider major changes and other major questions of choice respecting the appropriate accounting principles, estimates and practices to be applied in the preparation of the Company’s financial statements.

•       The Committee shall review material pending legal proceedings involving the Company and consider other contingent liabilities, as well as other risks and exposures, that may have a material impact on the financial statements.

•       The Committee shall review the Company’s policies with respect to risk assessment and risk management.

•       The Committee shall review with management and the independent auditors the financial statement effects of pending regulatory and accounting initiatives.

•       The Committee shall review the impact of off-balance sheet structures on the Company’s financial statements.

•       The Committee shall review any significant disputes between management and the independent auditors that arose in connection with the preparation of the Company’s financial statements.

Internal Controls

•       The Committee shall consider the quality and adequacy of the Company’s internal controls.

•       The Committee shall review the adequacy of the Company’s internal audit function and shall approve the engagement of any outsourced consultant or service provider with respect to such internal audit and/or internal controls functions.

•       The Committee shall review with the CEO and CFO the content of the certifications to be included in the Company’s Form 10-K and 10-Q reports and the certification process and related disclosures regarding disclosure controls and procedures and internal controls over financial reporting.

•       The Committee shall obtain reports from management, internal auditors and the independent auditors concerning the Company’s compliance with applicable laws and regulations and compliance by directors, officers and employees with the Company’s Code of Business Conduct and Ethics and Code of Ethics for Financial Professionals, and the Committee shall advise the Board with respect to policies and procedures relating to such compliance matters. The Committee shall evaluate all requests for waivers of such Codes.

•       The Committee shall have the responsibility to establish procedures as required by Section 10A(m)(4) of the Exchange Act for:

•       the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

•       the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•       The Committee shall review all related party transactions.

The Committee shall report regularly to the Board and shall review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors and the performance of the internal auditors.

MEETINGS

The Committee shall meet as often as deemed necessary or appropriate in its judgment, generally at least four times each year, either in person or by phone. Any member of the Committee may call meetings of the Committee. The Committee shall meet with the independent auditors at least quarterly. The Committee shall meet on occasion with the independent auditors and internal audit staff outside the presence of senior management. The Committee shall report its recommendations to the Board after each Committee meeting.

PROCEDURES

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company. The Committee shall have the authority and sufficient funding to retain outside legal counsel, accountants or other experts as it determines necessary and appropriate to assist the Committee in carrying out its functions, without obtaining the approval of the Board or management.

PERFORMANCE EVALUATION

The Committee shall prepare and provide to the Board an annual performance evaluation of the Committee, including an assessment of the performance of the Committee based on the duties and responsibilities set forth in this charter and such other matters as the Committee may determine. The evaluation to the Board may take the form of an oral report by the Committee chairperson or any other member of the Committee designated by the Committee to make the report, and shall be undertaken under the supervision of the Corporate Governance Committee in accordance with the Corporate Governance Guidelines adopted by the Board. The Committee shall review and assess the adequacy of the Committee charter annually, propose any necessary changes to the Corporate Governance Committee for review and ultimate recommendation for approval to the Board.

LIMITATION OF AUDIT COMMITTEE’S ROLE

While the Committee has the oversight responsibility set forth in this Charter, it does not have the duty to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors. In addition, the Committee recognizes that the Company’s management, internal audit staff and the independent auditors, devote more time to reviewing or analyzing the Company’s business and its operations and as a result, have more knowledge and detailed information concerning the Company than members of the Committee. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the quality or adequacy of the independent auditors’ work or performance.

☐					DETACH PROXY CARD HERE

Please Vote, Sign, Date and					☒
Return Promptly in the
Enclosed Envelope.					Votes must be indicated
(x) in Black or Blue ink.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS VOTES “FOR” EACH OF THE FOLLOWING
								FOR	AGAINST	ABSTAIN
1.	Election of Directors.					2.	On the proposal to ratify the appointment	☐	☐	☐
of KPMG LLP as the Company’s
independent auditors for the fiscal year
	FOR	☐	WITHHELD	☐	EXCEPTIONS* ☐		ending December 31, 2006.
In their discretion, the proxies are authorized to vote upon properly come
Nominees: Eugene B. Johnson and Patricia Garrison-Corbin						before the Annual Meeting, or any adjournment or postponement thereof, or upon matters incident to the conduct of the Annual Meeting.

(Instruction: To withhold authority for an individual nominee, write that nominee’s name on the line provided below.)						The undersigned hereby acknowledges receipt of the notice of the Annual Meeting and the proxy statement furnished therewith.

*Exceptions						To change your address, please mark this box.			☐

SCAN LINE

Print and sign your name below exactly as it appears hereon and date this card. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Joint owners should each sign. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.

						Date Stockholder sign here		Co-Owner sign here

FAIRPOINT COMMUNICATIONS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF FAIRPOINT COMMUNICATIONS, INC.
FOR THE 2006 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2006.

The undersigned, as a holder of common stock, par value $.01 per share (“Common Stock”), of FairPoint Communications, Inc.,

a Delaware corporation  (the “Company”), hereby appoints John P. Crowley and Peter G. Nixon, and each of them, with full power of substitution, as proxies to vote all shares of Common Stock which the undersigned is entitled to vote through the execution of a proxy with respect to the 2006 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at The Morehead Inn, 1122 East Morehead Street, Charlotte, North Carolina 28204, on Monday, April 24, 2006 at 10:00 a.m., local time, or any adjournment or postponement thereof, and authorizes and instructs said proxies to vote in the manner directed on reverse.

You may revoke or change your proxy at any time prior to its use at the Annual Meeting by giving the Company written direction to revoke it, by giving the Company a new proxy or by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not by itself revoke a proxy given by you. Written notice of revocation or subsequent proxy should be sent to FairPoint Communications, Inc., c/o The Bank of New York, P.O. Box 11152, New York, NY 10203-0152, so as to be delivered at or before the taking of the vote at the Annual Meeting.

Returned proxy cards will be voted (1) as specified on the matters listed on reverse; (2) in accordance with the Board of Directors’ recommendations where  no specification is made; and (3) in accordance with the judgment of the proxies on any other matters that may properly come before the meeting. Please mark your choice like this: x

The shares represented by this Proxy will be voted in the manner directed and, if no instructions to the contrary are indicated, will be voted FOR the election of the named nominees and approval of the other proposal set forth on reverse.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE TODAY. YOU MAY REVOKE THIS PROXY  IN THE MANNER DESCRIBED ABOVE AT ANY TIME PRIOR TO THE TAKING OF A VOTE ON THE MATTERS DESCRIBED HEREIN.

(Continued and to be signed on the reverse)

FAIRPOINT COMMUNICATIONS, INC.
P.O. BOX 11152
NEW YORK, N.Y. 10203-0152